Bay Banks of Virginia announces retirements and workforce reduction

KILMARNOCK, Va., June 3, 2013 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, announces retirements and workforce reduction.

Bay Banks President and CEO Randal R. Greene reports an early retirement package was recently offered to Company employees 55 years of age or older with 10 or more years of service. Four employees have opted to take the early retirement.

The Company has seen lobby traffic decline substantially over the past several years, due in great part to the increase in technology and the many alternative retail delivery channels available to our customers. As management analyzed operations, the Company made the decision to eliminate 7.5 positions for a total annual savings of $311,000. With this reduction in workforce, which will take place by July 12, 2013, Assets per Employee will improve from $3.2 million at year-end 2012 to $3.5 million.

Greene advised that the Bay Banks management team and Board of Directors will continue to address ways to keep the Company on its continued path of improved profitability.

CONTACT: Kylie Bransford, 804-435-4106